EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. REPORTS INCREASED
SECOND QUARTER 2004 FINANCIAL RESULTS

  Earnings Per Share Increase to $0.61
  Record Second Quarter Net Revenues of $1.053 Billion, all Segments Reporting Increases
  Company Operated Retail Doors Register Comparable Store Sales Increase of 3.8%
  Provides Third and Fourth Quarter 2004 Earnings Per Share Guidance
  Updates 2004 Full Year Earnings Per Share Guidance to Reflect Acquisition of Maxwell Shoe Company
  Increases Quarterly Cash Dividend by 25% to $0.10 Per Share
  Board of Directors Authorizes Additional $100 Million Share Repurchase Program

NEW YORK, NEW YORK -- July 27, 2004 -- Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the second quarter of 2004. Revenues increased 7.4% to $1.053 billion for the second quarter ended July 3, 2004, from $980.4 million for the second quarter ended July 5, 2003. Earnings per share increased to $0.61 for the second quarter of 2004 as compared to $0.54 for the second quarter of 2003.

Peter Boneparth, Chief Executive Officer, stated, "We are very pleased to note that each of our segments realized net revenue increases versus the prior year. This is primarily a result of the initiatives we instituted last year in the areas of new product introductions, notably Jones New York Signature, inventory management and the acquisition of Kasper, Ltd."

Mr. Boneparth continued, "Our diversified and balanced business model performed admirably against a cautious backdrop of consumer sentiment and conflicting reports regarding employment. In our Better Wholesale Apparel segment, growth resulted from increases in the Jones New York Collection and Nine West businesses, combined with the newly launched Jones New York Signature and Kasper acquisition. Wholesale Moderate Apparel revenues also increased primarily from strength in the Gloria Vanderbilt, Energie and Bandolino businesses. Increases in Nine West and Bandolino footwear and handbags were strong contributors to the growth in our Wholesale Footwear and Accessories segment. Additionally, our Retail Segment also realized revenue growth as it continued to benefit from positive comparable store sales increases, along with more door locations resulting from our Kasper acquisition. Overall, we remain cautious due to the numerous factors creating uncertainty in the marketplace yet optimistic in our business model and our ability to manage through this environment."

Wesley Card, Chief Operating and Financial Officer, commented, "Our operating profit margin for the quarter was 12.8%, compared to 13.0% for the second quarter of 2003. The reduction is smaller than anticipated and was realized primarily as a result of the performance in our Wholesale Better Apparel segment."

Mr. Card further stated, "Inventory levels were $592.8 million, compared to $584.4 million at the end of the comparable 2003 period. Exclusive of Kasper, inventory at the end of the second quarter totaled $558.3 million, a 4.5% decrease from the prior year. Our accounts receivable balance at the end of the second quarter was $451.6 million, increasing $18.9 million, or 4.4%, versus the prior year. Excluding Kasper, accounts receivable decreased $18.7 million, or 4.3%. We ended the quarter with $730 million of funded debt, resulting in a debt (net of cash on hand of $43 million) to book capitalization ratio of 20.6%. During the quarter, we repurchased 1.4 million shares of our common stock in the open market at an aggregate cost of $49.9 million. This brings year to date shares repurchased to $84.4 million."

"Turning to our guidance for the remainder of 2004, prior to including the results of Maxwell Shoe Company, we anticipate third quarter net revenues in a range of $1.230 to $1.240 billion resulting in an earnings per share estimate of $0.84 to $0.87. For the fourth quarter, we are expecting to achieve net revenues in a range of $1.020 to $1.030 billion resulting in an earnings per share estimate of $0.57 to $0.60. On a full year basis, this equates to net revenues ranging from $4.520 to $4.540 billion resulting in an earnings per share estimate of $2.75 to $2.80. This compares to our previous earnings per share estimate of $2.68 to $2.80."

- Continued -

Mr. Card went on to say, "As we previously announced, the Maxwell Shoe Company acquisition was completed on July 8, 2004. For the third and fourth quarters, Maxwell's net revenues should approximate $70.0 million and $45.0 million respectively. After incorporating the effects of approximately $16.8 million in non-cash purchase accounting adjustments in the third quarter, and $3.7 million in the fourth quarter, (principally attributable to an order backlog of over $100 million), we anticipate the inclusion of Maxwell to be dilutive in a range of $0.03 to $0.04 and $0.01 to $0.02 in the third and fourth quarters, respectively. For the full year with the inclusion of Maxwell, we estimate 2004 net revenues to be in a range of $4.635 to $4.655 billion. We believe that earnings per share will fall in a range of $2.70 to $2.76, reflecting the $0.04 to $0.05 of dilution. While it is still early in the integration process, we believe Maxwell should add approximately $0.10 to 2005 consolidated earnings per share."

Rhonda Brown, President and Chief Executive Officer Footwear, Accessories and Retail Group, stated, "The acquisition of Maxwell Shoe is a great addition to our Company and a wonderful complement to our existing footwear business. It provides diversification and balance to that segment and creates opportunities for us to develop further product extensions within the brands by leveraging our existing core competencies. We are well on our way to integrating the business and marketing the acquired brand portfolio."

Mr. Boneparth concluded, "The Board of Directors has declared a 25% increase in the quarterly cash dividend to $0.10 per share to all common stockholders of record as of August 13, 2004 for payment on August 27, 2004. The Board also authorized an additional $100 million common share repurchase program. This results in our ability to repurchase approximately $150 million in shares when combined with our existing available authorization. We believe these actions are positive for our stockholders and we remain focused on maintaining our strong balance sheet fundamentals and industry-leading operating cash flow characteristics."

The Company will host a conference call with management to discuss these results and its outlook for the remainder of 2004 at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(Unaudited)

All amounts in millions except per share data

                                     SECOND QUARTER                      SIX MONTHS
                            --------------------------------  --------------------------------
                                  2004             2003             2004             2003
                            ---------------  ---------------  ---------------  ---------------
Net sales                   $1,042.6  99.0%  $  974.7  99.4%  $2,247.6  99.0%  $2,201.5  99.4%
Licensing income (net)          10.0   1.0%       5.7   0.6%      23.1   1.0%      13.2   0.6%
                            -------- ------  -------- ------  -------- ------  -------- ------
Total revenues               1,052.6 100.0%     980.4 100.0%   2,270.7 100.0%   2,214.7 100.0%

Cost of goods sold             639.2  60.7%     603.2  61.5%   1,395.7  61.5%   1,356.1  61.2%
                            -------- ------  -------- ------  -------- ------  -------- ------
Gross profit                   413.4  39.3%     377.2  38.5%     875.0  38.5%     858.6  38.8%
SG&A expenses                  278.8  26.5%     249.4  25.4%     578.5  25.5%     521.8  23.6%
                            -------- ------  -------- ------  -------- ------  -------- ------
Income from operations         134.6  12.8%     127.8  13.0%     296.5  13.1%     336.8  15.2%
Net interest expense and
  financing costs               11.0   1.0%      14.2   1.4%      22.7   1.0%      28.3   1.3%
Equity in earnings of
  unconsolidated affiliates      0.6   0.1%       0.5   0.1%       1.4   0.1%       1.1   0.0%
                            -------- ------  -------- ------  -------- ------  -------- ------
Income before taxes            124.2  11.8%     114.1  11.6%     275.2  12.1%     309.6  14.0%
Provision for income taxes      46.6   4.4%      43.0   4.4%     103.2   4.5%     116.7   5.3%
                            -------- ------  -------- ------  -------- ------  -------- ------
Net income                  $   77.6   7.4%  $   71.1   7.3%  $  172.0   7.6%  $  192.9   8.7%
                            ======== ======  ======== ======  ======== ======  ======== ======

Shares outstanding - diluted   127.1            136.7            128.6            137.0
Earnings per share - diluted   $0.61            $0.54            $1.34            $1.44

Percentages may not add due to rounding.

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(Unaudited)

all amounts in millions

                                        Wholesale  Wholesale    Wholesale
                                           Better   Moderate   Footwear &                 Other &
                                          Apparel    Apparel  Accessories    Retail  Eliminations  Consolidated
                                        -----------------------------------------------------------------------

For the fiscal quarter ended July 3, 2004
  Revenues from external customers         $320.2     $310.7       $213.1    $198.6         $10.0      $1,052.6
  Intersegment revenues                      30.6        4.6         12.7         -         (47.9)            -
                                        -----------------------------------------------------------------------
    Total revenues                          350.8      315.3        225.8     198.6         (37.9)      1,052.6
                                        -----------------------------------------------------------------------

  Segment income                            $43.7      $31.1        $38.1     $29.5         $(7.8)        134.6
                                        =========================================================
                                             12.5%       9.9%        16.9%     14.9%                       12.8%

  Net interest expense                                                                                    (11.0)
  Equity in earnings of unconsolidated affiliates                                                           0.6
                                                                                                        -------
    Income before provision for income taxes                                                             $124.2
                                                                                                        =======

For the fiscal quarter ended July 5, 2003
  Revenues from external customers         $318.2     $286.3       $193.1    $177.1          $5.7        $980.4
  Intersegment revenues                      16.0        7.1         13.6         -         (36.7)            -
                                        -----------------------------------------------------------------------
    Total revenues                          334.2      293.4        206.7     177.1         (31.0)        980.4
                                        -----------------------------------------------------------------------

  Segment income                            $48.2      $30.1        $28.5     $28.1         $(7.1)        127.8
                                        =========================================================
                                             14.4%      10.3%        13.8%     15.9%                       13.0%

  Net interest expense                                                                                    (14.2)
  Equity in earnings of unconsolidated affiliates                                                           0.5
                                                                                                        -------
    Income before provision for income taxes                                                             $114.1
                                                                                                        =======

For the fiscal six months ended July 3, 2004
  Revenues from external customers         $729.4     $706.1       $443.8    $368.3         $23.1      $2,270.7
  Intersegment revenues                      71.9        6.5         31.8         -        (110.2)            -
                                        -----------------------------------------------------------------------
    Total revenues                          801.3      712.6        475.6     368.3         (87.1)      2,270.7
                                        -----------------------------------------------------------------------

  Segment income                            $99.7      $91.7        $87.7     $37.2        $(19.8)        296.5
                                        =========================================================
                                             12.4%      12.9%        18.4%     10.1%                       13.1%

  Net interest expense                                                                                    (22.7)
  Equity in earnings of unconsolidated affiliates                                                           1.4
                                                                                                        -------
    Income before provision for income taxes                                                             $275.2
                                                                                                        =======

For the fiscal six months ended July 5, 2003
  Revenues from external customers         $763.3     $698.6       $422.2    $317.4         $13.2      $2,214.7
  Intersegment revenues                      42.5        8.5         29.7         -         (80.7)            -
                                        -----------------------------------------------------------------------
    Total revenues                          805.8      707.1        451.9     317.4         (67.5)      2,214.7
                                        -----------------------------------------------------------------------

  Segment income                           $149.8     $103.8        $75.5     $23.3        $(15.6)        336.8
                                        =========================================================
                                             18.6%      14.7%        16.7%      7.3%                      15.2%

  Net interest expense                                                                                    (28.3)
  Equity in earnings of unconsolidated affiliates                                                           1.1
                                                                                                        -------
    Income before provision for income taxes                                                             $309.6
                                                                                                        =======

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

all amounts in millions

                                                            July 3,          July 5,
                                                              2004             2003
                                                     -------------    -------------
ASSETS
CURRENT:
  Cash and cash equivalents                                  $42.9           $347.5
  Accounts receivable, net of allowances
    of $42.9 and $37.5 for doubtful
    accounts, discounts, returns and
    co-op advertising                                        451.6            432.7
  Inventories                                                592.8            584.4
  Deferred taxes                                              69.3             76.6
  Other current assets                                        72.9             44.5
                                                        ----------       ----------
    TOTAL CURRENT ASSETS                                   1,229.5          1,485.7

Property, plant and equipment, at cost,
  less accumulated depreciation and
  amortization                                               261.6            257.9
Goodwill                                                   1,633.1          1,542.3
Other intangibles, less accumulated amortization             753.8            676.1
Other assets                                                  52.7             56.5
                                                        ----------       ----------
                                                          $3,930.7         $4,018.5
                                                        ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings                                     $329.2            $   -
  Current portion of long-term
    debt and capital lease obligations                         5.6            180.4
  Accounts payable                                           209.1            241.2
  Income taxes payable                                        45.6             28.0
  Accrued expenses and other current liabilities             133.2            135.5
                                                        ----------       ----------
    TOTAL CURRENT LIABILITIES                                722.7            585.1
                                                        ----------       ----------

NONCURRENT LIABILITIES:
  Long-term debt and obligation under capital leases         395.2            828.6
  Deferred taxes                                             108.5            107.2
  Other                                                       58.7             46.6
                                                        ----------       ----------
    TOTAL NONCURRENT LIABILITIES                             562.4            982.4
                                                        ----------       ----------
    TOTAL LIABILITIES                                      1,285.1          1,567.5
                                                        ----------       ----------

STOCKHOLDERS' EQUITY                                       2,645.6          2,451.0
                                                        ----------       ----------
                                                          $3,930.7         $4,018.5
                                                        ==========       ==========

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

all amounts in millions

                                                          Fiscal Six Months Ended
                                                       ----------------------------
                                                              July 3,        July 5,
                                                                2004           2003
                                                       -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $172.0         $192.9
                                                          ----------     ----------
  Adjustments to reconcile net income to net cash
    provided by operating activities, net of acquisitions:
      Amortization of original issue discount                    1.3            7.5
      Depreciation and other amortization                       50.4           38.6
      Provision for losses on accounts receivable               (0.1)           1.3
      Deferred taxes                                             2.3           14.7
      Gain on short sale of U.S. Treasury Securities               -           (6.6)
      Losses on sale of assets                                   2.0            1.0
      Loss on redemption of Zero Coupon
        Convertible Senior Notes                                 8.4              -
      Changes in operating assets and liabilities:
        Accounts receivable                                    (67.0)         (43.7)
        Inventories                                             (1.3)         (53.2)
        Prepaid expenses and other current assets              (23.6)         (14.7)
        Other assets                                            (4.8)           9.3
        Accounts payable                                       (28.6)          10.1
        Income taxes payable                                    33.4            3.2
        Accrued expenses and other liabilities                 (11.1)         (38.2)
                                                          ----------     ----------
        Total adjustments                                      (38.7)         (70.7)
                                                          ----------     ----------
  Net cash provided by operating activities                    133.3          122.2
                                                          ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                         (26.1)         (27.3)
  Net cash related to sales of U.S. Treasury Securities            -           12.2
  Payments relating to acquisitions                            (37.8)          (0.1)
  Proceeds from sales of property, plant and equipment             -           24.9
  Acquisition of intangibles                                       -           (6.0)
  Other                                                            -            0.2
                                                          ----------     ----------
  Net cash (used in) provided by investing activities          (63.9)           3.9
                                                          ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under various credit facilities               329.2              -
  Repayment of long-term debt                                      -           (7.4)
  Redemption of Zero Coupon Convertible Senior Notes          (446.6)             -
  Redemption at maturity of 7.50% Senior Notes                (175.0)             -
  Principal payments on capitalized leases                      (2.9)          (2.5)
  Purchases of treasury stock                                  (91.1)         (59.2)
  Dividends paid                                               (20.2)             -
  Proceeds from exercise of employee stock options              30.5            6.1
                                                          ----------     ----------
  Net cash used in financing activities                       (376.1)         (63.0)
                                                          ----------     ----------

EFFECT OF EXCHANGE RATES ON CASH                                (0.4)           1.1
                                                          ----------     ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS          (307.1)          64.2
CASH AND CASH EQUIVALENTS, beginning of period                 350.0          283.3
                                                          ----------     ----------
CASH AND CASH EQUIVALENTS, end of period                       $42.9         $347.5
                                                          ==========     ==========